EXHIBIT 99.1


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FOR IMMEDIATE RELEASE
For more information contact:
Lloyd Calvert, SVP, One Valley
304-348-7207

         FFVA Parent Company Of First Federal Savings Bank of Lynchburg
                      Announces Merger With One Valley Bank

Charleston, WV, Dec. 16 -- One Valley Bancorp (NYSE: OV) and FFVA Financial Corporation (NASDAQ - NMN: FFFC) today announced the signing of a definitive agreement to merge creating a $5.4 billion asset banking company in West Virginia and Virginia.

Under the terms of the agreement, One Valley will exchange 1.05 shares of One Valley's common stock for each share of FFVA's common stock. The transaction is valued at approximately $204 million dollars, or $42.98 per share of FFVA
Financial common stock, based on the last closing price of $40.94 per share of One Valley common stock. The merger is expected to be accounted for as pooling-of-interests. Both companies have rescinded previously approved stock repurchase approvals.

One Valley is a $4.5 billion asset bank holding company based in Charleston, West Virginia and recently announced an acquisition of 15 branches in Central Virginia with assets of $321 million. FFVA is the holding company for the $567 million asset First Federal Savings Bank of Lynchburg headquartered in Lynchburg, Virginia.

J. Holmes Morrison, President and Chief Executive Officer of One Valley Bancorp, Inc. and James L. Davidson, Jr. President and Chief Executive Officer of FFVA made the joint announcement. The transaction is expected to close early in second quarter of 1998, subject to approval by the appropriate regulatory authorities and stockholders of One Valley and FFVA.

The merger of First Federal Savings Bank of Lynchburg into One Valley Bank of Central Virginia will create the second largest bank in Lynchburg based on deposits. FFVA has five branches in Lynchburg, two in South Boston and one each in Madison Heights, South Hill, Keysville, Altavista and Farmville.

The impact on 1998 earnings is expected to be relatively neutral. However, in 1999 and thereafter, it is expected that the transaction will be accretive to earnings per share primarily through improved interest margins, fee income enhancements and expense reductions. Both One


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Valley and FFVA will  recognize $1.8 million each for a total of $3.6 million in merger related costs in the fourth quarter of 1997.

FFVA is the third acquisition made by One Valley in the Virginia market. The first acquisition completed in April 1996 was the Lynchburg based CSB Financial with 10 locations. One Valley announced in November plans to acquire nine Jefferson National and six Central Fidelity branches from Wachovia Corporation. That acquisition is expected to be completed by mid February 1998. The FFVA acquisition will provide 12 additional locations resulting in a total of 37 One Valley locations in Virginia with $1.3 billion in total assets.

Mr. Morrison commented, "One Valley's recent expansion into the Central Virginia market enables us to expand and diversify our franchise while capitalizing on Virginia's strong growth prospects. We look forward to building strong new community partnerships with FFVA and providing our new customers with additional products and services. The acquision also continues our efforts to provide greater convenience to our current Virginia customers," Morrison said.

Mr. Davidson said, "FFVA is particularly pleased to join with a company that is a respected leader in the rapidly growing financial services industry. For FFVA this represents a strategic merger that we are confident will benefit our stockholders, customers and employees. One Valley is a strong, well-managed institution with a proven commitment to shareholder value and customer community service."

Mr. Morrison added in emphasizing One Valley's commitment to the employees and customers of the combined Central Virginia bank that, "One Valley has agreed to put an Operations Center in Lynchburg, Virginia." He also pledged to increase the charitable contributions of the combined banks.

In connection with the agreement. FFVA has granted to One Valley an option to purchase 9.9% of FFVA's shares and agreed to pay a termination fee under certain circumstances.

Mr. Davidson will serve as Chairman of the new $1.3 billion national bank affiliate of One Valley. Also named as officers of the new bank are: Dan Stegall, President and Chief Executive Officer; Bob M. Johnson, Vice Chairman; E.L. (Ron) Rash, Jr., Executive Vice President - Retail; Edmund E. (Chip) Garcia III - Commercial and Ronald W. Neblett, Senior Vice President and Chief Financial Officer.

One Valley Bancorp is a bank holding company based in Charleston, West Virginia. One Valley operates as a super community bank with 11 affiliate banks and 89 locations serving West Virginia and Virginia. One Valley was recently ranked the 8th best performing bank in the country according to the May 1997 U.S. Banker magazine's ranking of the largest 100 banks.

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Analyst  Advisory:  A conference  call for analysts is scheduled for 8 a.m. EST.
The number to call is 1-888-422-7128, ID# 767259H.